PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), made and entered into this 14th day of November, 1996, by and between Plains Petroleum Operating Company, whose address is 1515 Arapahoe Street, Tower 3 - Suite 1000, Denver, Colorado 80202 (hereinafter referred to as "Seller"), and Eagle Springs Production Limited Liability Company, whose address is 2561 South 1560 West, Suite 200, Woods Cross, Utah 84087 (hereinafter referred to as "Buyer").


I.  PURCHASE AND SALE

     1.01 Purchase and Sale. In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms of this Agreement, Seller agrees to sell the Interests to Buyer and Buyer agrees to purchase the Interests from Seller.

     1.02 Interests. The term "Interests" shall have the same meaning assigned to it in the Assignment, Conveyance and Bill of Sale dated November 14, 1996, from Seller to Buyer (the "Assignment") attached hereto as Exhibit 1.

     1.03 Effective Date. The purchase and sale of the Interests shall be effective for all purposes on August 1, 1996, at 7:00 a.m., local time at the location of the Leases (the "Effective Date").


II.  PURCHASE PRICE


     2.01 Purchase Price. The purchase price for the Interests is Two Million, Five Hundred Thousand Dollars ($2,500,000.00) subject to adjustments set forth in Section 2.02 and Section 4.01 (the "Purchase Price").

     2.02 Adjustments to Purchase Price. The Purchase Price shall be adjusted as provided in this Section 2.02 and the resulting amount shall be referred to as the "Adjusted Purchase Price." Not less than three (3) business days prior to the Closing Date, Buyer shall deliver to Seller a closing statement containing these adjustments to the Purchase Price using the best information then available and prepared in accordance with customary accounting principles used in the oil and gas industry (the "Closing Statement").


          (a)  The Purchase Price shall be increased by the following:

               (1) an amount equal to the quantity of merchantable oil produced from the Leasehold Interests (as defined in the Assignment) in storage at the Effective Date, and not sold or disposed of prior to Closing, multiplied by the posted price for such oil at the Effective Date, net of all taxes and gravity adjustments and transportation expenses necessary to market such production;

               (2) the amount of all operating and capital expenditures, together with any lease operating expenses charged under the applicable operating agreement and general and administrative costs charged as overhead charges under applicable operating agreement, that are (i) attributable to the Interests during the period between the Effective Date and Closing, and (ii) incurred by Seller, including without limitation capital expenditures;

               (3) taxes paid by Seller for assessments based on ownership of the Interests after the Effective Date, the production of hydrocarbons therefrom, or the receipt of proceeds attributable thereto (excluding income taxes) after the Effective Date;

               (4) an amount equal to all prepaid expenses attributable to the Interests paid by Seller and attributable to the period from and after the Effective Date, including without limitation prepaid ad valorem, property, production and other taxes and payments for insurance coverage accruing to the benefit of Buyer subsequent to the Effective Date.

          (b) The Purchase Price shall be decreased by the following:

               (1) the amount of net proceeds or other value received by Seller for the sale or disposition of substances, as defined herein, including net proceeds from the sale of liquids and other constituents removed in gas plants or other processing facilities for production occurring after the Effective Date;

               (2) the amount of proceeds or other value received by Seller for the sale or disposition after the Effective Date of any portion of the Interests;

               (3) the amount of all unpaid taxes and assessments based on the ownership of property, the production of hydrocarbons or the receipt of proceeds, excluding income taxes, accruing to the Interests prior to the Effective Date and for the payment of which Buyer assumes liability subsequent to Closing. If possible, this adjustment shall be computed using the tax rate and values for the tax period in question. If this is not possible, the adjustment shall be based on the taxes assessed for the immediately preceding tax period. If taxes assessed for the preceding tax period are determined to be more or less than the actual taxes, the difference shall be a Post-Closing Adjustment or Subsequent Adjustment under Sections 4.01 and 4.02.


III.   CLOSING

     3.01 Closing Date. Subject to the terms of this Agreement, the consummation of the transactions contemplated by this Agreement ("Closing"), shall occur at Seller's office listed above (or at such other place and time as the Parties may agree) on or before November 15, 1996. The date on which Closing actually occurs is referred to herein as the "Closing Date."

     3.02 Closing Obligations. At Closing, the following shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously:

          (a) Upon confirmation of receipt of the Adjusted Purchase Price, Seller shall execute and deliver to Buyer an assignment conveying the Interests to Buyer in the form attached to this Agreement as Exhibit 1. Seller shall also execute and deliver such other assignments on appropriate forms as may be required by governmental authority, subject to the terms of the assignment attached as Exhibit 1. The assignment(s) shall provide for warranty of title by, through and under Seller, but not otherwise.

          (b) Seller and Buyer shall execute and deliver to each other the Closing Statement.

          (c) Buyer shall deliver the Adjusted Purchase Price to Seller by direct bank or wire transfer, as directed by Seller.

          (d) Upon confirmation of receipt of the Adjusted Purchase Price, Seller shall deliver to Buyer possession of the Interests.

          (e) Seller shall execute transfer orders or letters-in-lieu on forms prepared by Seller and reasonably satisfactory to Buyer directing purchasers of production to make payment to Buyer as contemplated by this Agreement.

          (f) The parties shall execute a Joint Operating Agreement in the form attached to this Agreement as Exhibit 2 to cover their joint operations on the Contract Area described in the Joint Operating Agreement (known as the "Ghost Ranch Property"). Such Joint Operating Agreement shall be effective retroactively to August 1, 1996. This Agreement does not relate to, and the parties do not intend to transfer interests in, the Ghost Ranch Property.

IV.    OBLIGATIONS AFTER CLOSING

     4.01 Post-Closing Adjustments. Seller and Buyer acknowledge that the amount of all adjustments under Section 2.02 may not be available prior to Closing. Within sixty (60) days, Buyer shall prepare and submit to Seller a statement containing adjustments contemplated by Section 2.02 that were not finally determined as of Closing ("Final Settlement Statement"). Seller shall promptly notify Buyer of any changes Seller proposes and the parties shall negotiate in good faith to agree on these adjustments within ninety (90) days after the Closing Date. Payment to the appropriate party shall be made within five (5) business days after agreement is reached ("Final Settlement Date").

     4.02 Subsequent Adjustments . Seller and Buyer recognize that either party may receive funds or pay expenses after the Final Settlement Date which are properly the property or obligation of the other party. Upon receipt of net proceeds or net expenses due to or payable by the other party, whichever occurs first, such party shall submit a statement showing the items of income and expense. Payment by the appropriate party shall be made within ten (10) business days of receipt of the statement.

     4.03 Reservation of Claims. Except as provided in this Agreement, Seller is entitled to all claims related to the Interests prior to the Effective Date regardless of when payment is made. Except as provided in this Agreement, Buyer is entitled to all claims related to the Interests which arise after the Effective Date.

     4.04 Sales and Use Taxes and Recording Fees. Buyer shall pay all applicable transfer, sales and use taxes occasioned by the sale of the Interests. Buyer shall also pay all documentary, filing and recording fees required in connection with the filing and recording of all instruments contemplated by this Agreement.

     4.05 Further Assurances. After Closing, Seller and Buyer agree to execute and deliver such instruments and take other action as may be necessary or advisable to carry out their obligations under this Agreement.

V.   MISCELLANEOUS

     5.01 Notices. All notices required or permitted under this Agreement shall be effective upon receipt if personally delivered, if mailed by registered or certified mail, postage prepaid, or if delivered by telegram, telecopy or facsimile if directed to the parties as follows:

          TO BUYER:

          Eagle Springs Production Limited Liability Company
          2561 South 1560 West, Suite 200
          Woods Cross, Utah 84087
          Telephone:  (801) 298-9866
          Fax:  (801) 298-9889
          Attn:  Bruce Decker


          TO SELLER:

          Plains Petroleum Operating Company
          1515 Arapahoe Street, Tower 3 - Suite 1000
          Denver, Colorado 80202
          Telephone:  (303) 606-4052
          Fax:  (303) 629-8281
          Attn:  Joseph P. Barrett

     Any party may give written notice of a change in the address or individual to whom delivery shall be made.

     5.02 Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by the parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring them.

     5.03 Amendment. This Agreement may not be altered or amended, nor any rights waived, except by a written instrument executed by the party to be charged with the amendment or waiver. No waiver of any provision of this Agreement shall be construed as a continuing waiver of the provision.

     5.04 Conditions. The inclusion in this Agreement of conditions to Seller's and Buyer's obligations at Closing shall not, in and of itself, be a covenant of either party to satisfy the conditions to the other party's obligations at Closing.

     5.05 Headings. The headings are for convenience only and do not limit or otherwise affect the provisions of this Agreement.

     5.06 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and which, taken together, shall constitute the same instrument.

     5.07 References. References, including use of a pronoun, shall include, where applicable, masculine, feminine, singular or plural individuals or legal entities.

     5.08 Governing Law. This Agreement and the transactions contemplated by this Agreement shall be governed and construed in accordance with the internal laws of the State of Colorado without giving effect to any principles of conflicts of laws.

     5.09 Announcements. Except as required by law, prior to Closing, neither Seller nor Buyer shall announce or otherwise publicize this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party.

     5.10 Entire Agreement. This Agreement is the entire understanding between Seller and Buyer concerning the subject matter of this Agreement. This Agreement supersedes all negotiations, discussions, representations, prior agreements and understandings, whether oral or written.

     5.11 Parties in Interest This Agreement is binding upon and shall inure to the benefit of Seller and Buyer and, except where prohibited, their heirs, successors, representatives and assigns. No other party is intended to have any benefits, rights or remedies under this Agreement. There are no third-party beneficiaries.

     5.12 Buyer's Responsibility.   Buyer acknowledges that it is the operator
of the Interests. As such it has superior knowledge as to the Interests and has made its analyses and decisions as to proceeding with this transaction based upon such knowledge and not upon any information it might have received from Seller.

     5.13 Exhibits. All exhibits attached to this Agreement are incorporated into this Agreement for all purposes.

     5.14 Severance. If any provision of this Agreement is found to be illegal or unenforceable, the other terms of this Agreement shall remain in effect and this Agreement shall be construed as if the illegal or unenforceable provision had not been included.

     5.15 Operating Agreement. The parties agree that upon the Closing of the purchase and sale transaction evidenced by this Agreement, Seller shall have fully discharged all obligations it may have owed to Buyer under the preferential right to purchase provisions of that certain Operating Agreement dated August 1, 1994, between Seller and Buyer covering Federal Leases NVN-0012321 and NVN-42341. Upon consummation of this transaction, such Operating Agreement shall terminate; provided, however, that nothing in this Agreement shall be deemed to constitute a release or waiver by either party of any claims it may have against the other party pertaining to operation of the Interests prior to the Effective Date and, as to any such claims, the provisions of the Operating Agreement shall continue to apply.

                    SELLER:
                    Plains Petroleum Operating Company
                    By:
                    /S/
                    Joseph P. Barrett, Vice President--Land

                    BUYER:
                    Eagle Springs Production Limited Liability Company
                    By:
                    /S/
                    Kenneth L. Ransom, Manager




                                   EXHIBIT 1

      To that certain Purchase and Sale Agreement dated November 14, 1996 by and between Plains Petroleum Operating Company
                  and Eagle Springs Limited Liability Company

                    ASSIGNMENT, CONVEYANCE AND BILL OF SALE

THIS ASSIGNMENT, CONVEYANCE AND BILL OF SALE (herein called "Assignment") is made between PLAINS PETROLEUM OPERATING COMPANY, hereinafter called "ASSIGNOR", having an address of 1515 Arapahoe - Tower 3, Suite 1000, Denver, Colorado 80202 and EAGLE SPRINGS PRODUCTION LIMITED LIABILITY COMPANY, a Nevada limited liability company, hereinafter called "ASSIGNEE", having an address of 2561 South 1560 West, Suite 200, Woods Cross, UT 84087.

In consideration of Ten Dollars ($10.00), other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the covenants and agreements set forth herein, ASSIGNOR hereby grants, sells, assigns, transfers and conveys to ASSIGNEE, its successors and assigns, that portion of ASSIGNOR'S right, title and interest set forth on Exhibit "A" attached hereto and made a part of this Assignment by incorporation and reference, in and to the following (all of which are herein called the "Interests"):

1. Federal Oil and Gas Leases NVN-0012321 and NVN-42341 in Nye county, Nevada (the "Leasehold Interests") insofar and only insofar as the Leasehold Interests cover the lands and depths described in Exhibit "A" (herein collectively called the "Lands"), together with all of the property and rights incident thereto;

2. All permits, franchises, licenses, servitudes, easements, surface leases, rights-of-way and any other rights associated with the exploration, development, operation, marketing, maintenance and production of oil, gas and associated hydrocarbons from the Lands or relating to the Leasehold Interests;

3. All contracts and agreements affecting the Lands and Leasehold Interests including, but not limited to, rights and interests in or derived from crude oil purchasing agreements, unit agreements, communitization agreements, joint operating agreements, pooling agreements, farmout/farmin agreements, enhanced recovery and injection agreements, boundary line or well agreements, assignments of operating rights, working interests and subleases;

4. All of the personal property, fixtures and improvements now or as of the Effective Date located on or in the vicinity of the Lands and used in connection with operations of the Lands, or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, including, without limitation, the personal property described in Exhibit "B" attached hereto and made part of this Agreement by incorporation and reference, and all other machinery, equipment, fixtures, tank batteries, pipelines, water disposal systems and product processing plants located on or in the vicinity of the Lands or used or obtained in connection with operation of the Lands (herein called the "Personal Property");

5. All of the wells and boreholes (herein called the "Wells") on the Lands including without limitation those described in Exhibit B; and

6. The oil, gas, and associated hydrocarbon production from or relating to the Lands and the Leasehold Interest, if any, from the Effective Date.

EXCEPTING AND RESERVING unto ASSIGNOR, its successors and assigns, that portion of ASSIGNOR's right, title and interest in the Leasehold Interests not expressly conveyed hereby and its right, title and interest in the lands and depths not expressly conveyed hereby.

This ASSIGNMENT shall be subject to the following terms, conditions or exceptions:

     A. This ASSIGNMENT shall be effective as of 7:00 AM PDT, August 1, 1996 ("Effective Date").

     B. All production from the Lands and the Leasehold Interests, all oil in storage above the pipeline connection, and all proceeds from the sale of such production, which are produced from the Lands and the Leasehold Interests or accrue prior to the Effective Date shall be the property of ASSIGNOR. All such production which is produced after the Effective Date, and all proceeds for such production, shall be the property of the ASSIGNOR, except as otherwise provided herein.

     C. ASSIGNOR shall be responsible for payment of its proportionate share of all expenses and taxes incurred against operation of the Interests prior to the Effective Date, regardless of when those expenses are billed. ASSIGNEE shall be responsible for payment of all expenses and taxes incurred against operation of the Interests after the Effective Date. Property and ad valorem taxes for the year 1996 shall be prorated between ASSIGNOR and ASSIGNEE as of the Effective Date. The party making payment of such 1996 taxes shall be entitled to reimbursement for such payment of the other party's prorated share.

     D. ASSIGNEE hereby agrees that it has inspected the Personal Property assigned and conveyed herein and that is accepts the same in their present condition. ASSIGNEE hereby understands and agrees that ALL WELLS, FIXTURES, FACILITIES, EQUIPMENT, LINES AND MATERIALS ARE INTENDED TO BE AND ARE HEREBY SOLD AND ACCEPTED BY ASSIGNEE ON AN "AS IS, WHERE IS, AND WITH ALL FAULTS" BASIS. ASSIGNOR MAKES NO REPRESENTATION, COVENANT, OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED AS TO THE VALUE, MERCHANTABILITY, DESIGN, CONDITION, OPERATION, QUANTITY, DURABILITY, QUALITY OR MATERIAL OR WORKMANSHIP, FITNESS FOR USE, OR AGAINST ANY TYPE OF INFRINGEMENT OF THE PERSONAL PROPERTY DESCRIBED HEREIN WHETHER ARISING FROM THE COURSE OF PERFORMANCE, COURSE OF DEALING, USAGE OF TRADE, OR OTHERWISE. ASSIGNEE hereby agrees to assume responsibility for the Personal Property in and on the Wells, and all other property used on or in connection therewith, from and after the Effective Date of this Assignment, including the costs of plugging and abandoning the Wells located thereon as of the Effective Date of this Assignment.

     E. ASSIGNEE agrees to protect, defend, indemnify and hold ASSIGNOR free and harmless from and against any and all costs, expenses, claims, demands and causes of action of every kind and character arising out of, incident to, or in connection with the operation and ownership of the Interests from and subsequent to the Effective Date. ASSIGNOR agrees to protect, defend, indemnify and hold ASSIGNEE free and harmless from and against any and all costs, expenses, claims, demands and causes of action of every kind and character arising out of, incident to, or in connection with the ownership of the Interests during the period of ASSIGNOR's ownership and prior to the Effective Date.

     F. ASSIGNOR covenants that it has good right and authority to assign and convey the Interests, and that the same are free and clear of all liens and encumbrances and that the ASSIGNOR warrants that it will forever defend the title to the Leasehold Interests against all claims arising by, under or through, ASSIGNOR, but not otherwise. EXCEPT AS SPECIFICALLY PROVIDED ABOVE, HOWEVER, THIS ASSIGNMENT IS MADE WITHOUT ANY WARRANTY OF TITLE WHATSOEVER, EITHER EXPRESSED OR IMPLIED, AND WITHOUT WARRANTY OF ANY KIND OR NATURE WHATSOEVER RELATING TO THE (1) PHYSICAL, OPERATIONAL, OR ENVIRONMENTAL CONDITIONS OF ANY OF THE REAL PROPERTY, PERSONAL PROPERTY, OR OIL AND GAS OPERATIONS THAT ARE A PART OF OR RELATED TO THE INTERESTS, OR ARE COVERED BY, BEING A PART OF, HELD SUBJECT TO, OR CONDUCTED UNDER THE TERMS AND CONDITIONS OF ANY LEASES OR OTHER AGREEMENTS THAT ARE A PART OF THE INTERESTS, OR (2) THE ISSUANCE, REISSUANCE, OR TRANSFER OF ANY PERMITS RELATING TO ANY OF THE INTERESTS.

     G. ASSIGNOR hereby covenants and agrees with ASSIGNEE to execute and deliver to ASSIGNEE such other and further instruments of conveyance, assignment, and transfer, and to do, or cause to be done, all such acts and things as may be necessary to more fully convey, assign, and transfer to and vest in ASSIGNEE the above specified interests in all of the lands, leases, and properties, rights and interests herein transferred, assigned and conveyed or intended so to be.

     H. This Assignment is made and delivered pursuant to, and is subject to the terms of, that certain Purchase and Sale Agreement Dated November 14, 1996 by and between ASSIGNOR and ASSIGNEE, and to all overriding royalty interests and other burdens on production of record as of the Effective Date.

     I. The terms, conditions or exceptions contained herein shall constitute covenants running with the land and shall be binding upon, and for the benefit of, the respective successors and assigns of PLAINS PETROLEUM OPERATING COMPANY and EAGLE SPRINGS PRODUCTION LIMITED LIABILITY COMPANY.

     J. Separate assignments of the Interest may be executed on officially approved forms by ASSIGNOR to ASSIGNEE, in sufficient counterparts to satisfy applicable statutory and regulatory requirements. Those assignments shall be deemed to contain all of the exceptions, reservations, warranties, rights, titles, powers and privileges set forth herein as though they were set forth in each such assignments. The interest conveyed by such separate assignments are the same, and not in addition to, the Interest conveyed herein.

     K. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one assignment.

     L. This Assignment shall bind and inure to the benefit of ASSIGNOR and ASSIGNEE and their respective successors.


     Executed on November 14, 1996, to be effective for all purposes as of the Effective Date.


                    ASSIGNOR

                    Plains Petroleum Operating Company
Attest:

/S/                 /S/
                    Joseph P. Barrett
                    Vice President--Land


                    ASSIGNEE
                    Eagle Springs Production Limited Liability Company



                    /S/
                    Kenneth L. Ransom
                    Manager



STATE OF COLORADO       )
                        )ss.
COUNTY OF JEFFERSON     )

On this 14th day of November, 1996, before me, the undersigned Notary Public in and for said County and State, personally appeared Kenneth L. Ransom, Manager of Eagle Springs Production Limited Liability Company, and he stated that said instrument was signed on behalf of said limited liability company and acknowledged said instrument to be the free act and deed of said limited liability company.

Witness my hand and seal the date first above written.

My Commission Expires:                          /s/
12/20/99                                        Notary Public



STATE OF COLORADO       )
                        )ss.
COUNTY OF DENVER        )

On this 14th day of November, 1996, before me, the undersigned Notary Public in and for said County and State, personally appeared Joseph P. Barrett, Vice
     President-Land, and               , Assistant Secretary of Plains Petroleum
Operating Company, and they stated that that said instrument was signed on behalf of said corporation by authority of its Board of Directors and acknowledged said instrument to be the free act and deed of said corporation.

Witness my hand and seal the date first above written.


My Commission Expires:                                /s/
12/20/99                                                 Notary Public


                                  EXHIBIT "A"
                  ATTACHED TO AND MADE A PART OF THAT CERTAIN
                    ASSIGNMENT, CONVEYANCE AND BILL OF SALE
                         DATED EFFECTIVE AUGUST 1, 1996
         BETWEEN PLAINS PETROLEUM OPERATING COMPANY, AS ASSIGNOR,  AND
        EAGLE SPRINGS PRODUCTION LIMITED LIABILITY COMPANY, AS ASSIGNEE

                               NYE COUNTY NEVADA

                               SCHEDULE OF LEASES

All of Plains Petroleum Operating Company interest in Tract I and Tract II:

                                    TRACT I
                                  NVN - 012321

Township 9 North - Range 57 East MDM
------------------------------------

Section 35:    W/2NE/4, E/2NW/4, N/2N/2SW/4 (all depths)

Nye County, Nevada

                                    TRACT II
                                  NVN - 42341

Township 9 North - Range 57 East, MDM
-------------------------------------

Section 34:    N/2 (all depths)

Section 35:    E/2NE/4, N/2N/2SE/4 (all depths)

Section 36:    NW/4 , W/2NE/4, NE/4NE/4, N/2N/2S/2 (all depths)

Nye County, Nevada

50% of Plains Petroleum Operating Company interest in Tract III and Tract IV:

                                   TRACT III
                                  NVN - 012321

Township 9 North - Range 57 East MDM
------------------------------------

Section 35:    S/2N/2SW/4 - limited to all depths below 6,000.

Nye County, Nevada

                                    TRACT IV
                                  NVN - 42341

Township 9 North - Range 57 East, MDM
-------------------------------------

Section 35:    S/2SW/4 - limited to all depths below 6,000 feet.

Section 35:    S/2SE/4, S/2N/2SE/4 - limited to all depths below 5,500.

Section 36:    SW/4SW/4, S/2NW/4SW/4 - limited to all depths below 5,500 feet.

Section 36: S/2SE/4, S/2N/2SE/4, SE/4SW/4, S/2NE/4SW/4 - limited to all depths below 5,000 feet
Nye County, Nevada



                                  EXHIBIT "B"
                  ATTACHED TO AND MADE A PART OF THAT CERTAIN
                    ASSIGNMENT, CONVEYANCE AND BILL OF SALE
                         DATED EFFECTIVE AUGUST 1, 1996
 BETWEEN PLAINS PETROLEUM OPERATING COMPANY, A SUBSIDIARY OF BARRETT RESOURCES
    CORPORATION, AS ASSIGNOR, AND EAGLE SPRINGS PRODUCTION LIMITED LIABILITY
                              COMPANY, AS ASSIGNEE

                               NYE COUNTY, NEVADA

             SCHEDULE OF WELLS, FIXTURES, FACILITIES AND EQUIPMENT


WELL NAME  WELLSITE EQUIPMENT INVENTORY
/NO.



Eagle      Other Equipment - Treater w/leak in metal shed
Springs #1-   one small circ. pump
34         Production Storage - 3 Tanks



Eagle      Motor - Triplex - Located in "B" Treater Bldg.
Springs    Electric Panel - Side of Treater Bldg.
#81-35 WDW Wellhead - Standard/Weatherford
           Tubing String - 7300' 2 7/8"
           Other Equipment - 2000' 2 7/8" Pressureline from
             "B" to Well


Eagle      Pad - Concrete
Springs #2-Wellhead - Standard
36 (Penn 2)Rod String - Polish Rod sticking out
           Tubing String
           Other Equipment - Production line included in field equipment inventory



Eagle      Wellhead - Standard
Springs #4-Other Equipment - Production line included in field
36 (Penn 4)  equipment inventory



Eagle      Pumpjack -1953 Model Lufkin 456
Springs    Pad - Concrete
#73-35     Motor - 60 HP
           Electric Panel - Standard
           Chemical Feed - Box/Barrel
           Wellhead - Standard
           Rod String - 6325' 1" 7/8" 3/4"
           Tubinh String - 6400' 2 7/8"
           Downhole Pump - 2" National


Eagle      Pumpjack - Lufkin 456
Springs    Pad - 3' x 12' Wood Plank
#43-36     Motor - 60 HP
           Electric Panel - Standard
           Chemical Feed - Box
           Wellhead - Standard
           Rod String - 6597' 1 7/8"
           Tubing String - 6625' 2 7/8
           Downhole Pump - 1 1/2"



Eagle      Pumpjack - Lufkin 640
Springs #1-Pad - 3' x 12' Wood
36 (Penn 1)Motor - 60 HP
           Wellhead - Standard
           Rod String - 6596' 1 7/8"
           Tubing String - 6630' 2 7/8"
           Downhole Pump - 1 3/4"



Eagle      Pumpjack - Morgan 456
Springs    Pad - Concrete
#74-35     Motor - 60 HP
           Electric Panel - Standard
           Wellhead - Standard
           Rod String - 6555' 1" 7/8"
           Tubing String - 6600' 2 7/8"
           Downhole Pump - 1 3/4"


Eagle      Pumpjack - Salzgetter 456
Springs    Pad - 3' x 12' well
#84-35     Motor - 60 HP
           Electric Panel - Standard
           Wellhead - Standard
           Rod String - 6800' 1" 7/8" 3/4"
           Tubing String - 6850' 2 7/8"
           Downhole Pump - 1 1/2" National



Eagle      Pumpjack - Salzgetter 456
Springs #5-Pad - 3' x 12' Wood
36 (Penn 5)Motor - 60 HP
           Electric Panel - Standard
           Chemical Feed - Box
           Wellhead - Standard
           Rod String - 6861' 1" 7/8"
           Tubing String - 6900' 2 7/8"
           Downhole Pump - 1 1/2" National
           Other Equipment - Chemical Feed Storage




Other      210 Barrel Tank
Fixtures,  Production Manifold
Facilities 3700' 4" Pipe
and        4400' 3" Pipe
Equipment  O'Neil Heater Treater
           Heater 6 x 15
           500 Gallon Tank
           100 Gallon Tank
           1400' 1 1/4" Tubing
           Treater
           5 Electric Motors
           Pine Line
           Metal Bldg. Over Well Equipment
           Electrical Panel
           Emulsion Treater
           Insulated Bulk Tanks
           Waste Water Injection Well
           Insulated Bulk Tanks
           Leased Heated Flat Tank
           Glycol Circulation Heater
           Lined Oil Seperator
           Dump Valves & Water Valves
           Hilti Drill
           300 Barrel Tank
           500 Barrel Tank
           1000 Gallon Tank
           Steele Stairs and Catwalk
           Injected Water Filter
           100 Barrel Naptha Tank
           Hellstar Pumpjack
           Storage
           Boiler Building
           2 Concrete Pumpjack Pads
           Battery Flowline w/Pipes/Valves
           15' x 15' Steel Compressor Building
           15' x 15' Steel Inj. Well Building
           8' x 20' Boiler Lean/To Shed